UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2025

bioAffinity Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41463	46-5211056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 Nacogdoches Road, Suite 216

San Antonio, Texas 78217

(Address of principal executive offices, including zip code)

(210) 698-5334

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.007 per share	BIAF	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Warrants to purchase Common Stock	BIAFW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously reported in a Current Report on Form 8-K (the “Acquisition 8-K”) filed by bioAffinity Technologies, Inc. (the “Company”), on September 18, 2023, the Company’s wholly-owned subsidiary, Precision Pathology Laboratory Services LLC (“PPLS”), consummated the acquisition (the “Acquisition”) of a clinical anatomic and clinical pathology laboratory and related services business in San Antonio, Texas (the “Laboratory Assets”) pursuant to the terms of an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated September 18, 2023 that PPLS entered into with Village Oaks Pathology Services, P.A., a Texas professional association d/b/a Precision Pathology Services (“Village Oaks Pathology”) and Dr. Roby P. Joyce, M.D. As reported in the Acquisition 8-K, in connection with the Asset Purchase Agreement, PPLS entered into a Succession Agreement with Village Oaks Pathology and Dr. Joyce (the “Joyce Succession Agreement”) pursuant to which Dr. Joyce, as holder of 100% of the issued and outstanding stock of Village Oaks Pathology, is restricted from disposing of his equity interests in Village Oaks Pathology, subject to certain exceptions, without the prior written consent of us and Village Oaks Pathology. The Joyce Succession Agreement further named Dr. James Humphreys, who has served as a pathologist at PPLS since August, 2011 as a qualified and approved Successor (as such term is defined under the Joyce Separation Agreement) to Dr. Joyce.

In December 2025, Dr. Joyce (77) informed the Company of his desire to transfer 100% of the issued and outstanding stock of Village Oaks Pathology to Dr. Humphreys. Dr. Joyce’s decision to transfer his interest was not the result of any disagreement with Village Oaks Pathology, PPLS nor was it as a result of Dr. Joyce no longer meeting the Eligibility Requirements of a Designated Physician (as such terms are defined and described in the Joyce Succession Agreement). On December 22, 2025, Village Oaks Pathology, PPLS and Dr. Humphreys entered into a Succession Agreement, pursuant to which Dr. Humphreys is restricted from disposing of his equity interests in Village Oaks Pathology, subject to certain exceptions, without the prior written consent of us and Village Oaks Pathology. The Humphreys Succession Agreement further provides that the entire equity interest held by Dr. Humphreys in Village Oaks Pathology will be automatically assigned and transferred to a successor who meets the Eligibility Requirements of a Designated Physician (as such terms are defined and described in the Humphreys Succession Agreement), in the event of, among other things, the death, disability, retirement, or a court’s determination of incompetence of Dr. Humphreys, as well as Dr. Humphreys’ failure to satisfy the eligibility requirements of a Designated Physician, exclusion or disqualification from participation in the Medicare program, conviction of a felony or crime or moral turpitude, bankruptcy filing, or material breach of the Humphreys Succession Agreement. In the event of the automatic transfer of Dr. Humphreys’ equity interests in Village Oaks Pathology as provided in the Humphreys Succession Agreement, such agreement provides that the board of directors of Village Oaks Pathology shall nominate a group of three candidates as the Designated Physician who satisfy the Eligibility Requirements. In the event the Company desires not to select any of such candidates, the Company shall select and appoint a successor Designated Physician from any other physician that satisfy the Eligibility Requirements. Subject in all cases to the Management Services Agreement (as defined in the Humphreys Succession Agreement”), Dr. Humphreys shall not cause any voluntary interruption of the conduct of Village Oaks Pathology’s business and operations, and shall use commercially reasonable efforts to preserve (or assist us in preserving) all rights, privileges and franchises held by Village Oaks Pathology, including the maintenance of all contracts, copyrights, trademarks, licenses and registrations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2025	BIOAFFINITY TECHNOLOGIES, INC.

	By:	/s/ Maria Zannes
	Name:	Maria Zannes
	Title:	President and Chief Executive Officer

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